Exhibit 99.1
press information
MOOG INC., EAST AURORA, NEW YORK 14052     TEL-716/652-2000     FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	March 21, 2011		716-687-4225
MOOG ANNOUNCES NEW BANK FACILITY
East Aurora, NY, Moog Inc. (NYSE: MOG.A AND MOG.B) announced it has closed on a new secured $900 million, five-year revolving credit facility. The new thirteen-bank arrangement replaces a $750 million revolving credit facility that would have matured in March of 2013. In addition to the increase in the facility size, the new agreement contains an accordion feature, which provides an opportunity to upsize the facility by an additional $200 million.
Terms and conditions of the new credit arrangement are similar to the previous agreement and have been updated to reflect the company’s growth over the last several years and its enhanced credit profile. Grid based interest pricing based upon the company’s leverage will start at LIBOR plus 175 basis points under the new arrangement, the same as in the previous facility.
HSBC Bank acted as Lead Arranger for the new facility. M&T Bank was the Lead Syndication Agent, with Bank of America and JPMorgan Chase serving as Co-Syndication Agents, and Citizens Bank in the capacity of Documentation Agent.
“We’ve successfully increased the size and refreshed the terms on our Revolving Credit Facility,” said Don Fishback, Moog’s Chief Financial Officer. “We are very pleased we will continue to work with an extraordinary group of banks who have supported our growth initiative over many years.”
Upon closing, Moog had approximately $550 million in borrowing capacity under the new arrangement.
Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind turbines, marine and medical equipment. Additional information about the company can be found at www.moog.com.